Exhibit 99.1

RLI Corp.	9025 Lindbergh Dr | Peoria, IL 61615
Phone: 309-692-1000 | Fax: 309-692-1068 | www.rlicorp.com

July 18, 2011

Thomas L. Brown

686 Lenox Road

Glen Ellyn, IL  60137

Dear Thomas,

This letter is intended to offer you the position of Chief Financial Officer with RLI Corp. (“RLI”), reporting to me.  Our offer is contingent upon your successful completion of our hiring process (assessments, background checks, drug test, transcripts, credit check, driving record check, references). Please accept this letter as a formal statement outlining the compensation aspects of your employment and some of our policies and benefits.

This offer of employment is being made in reliance upon your representation to RLI that you are not subject to any duty or obligation which would prohibit or restrict your acceptance of this offer or your employment with RLI, including without limitation: (1) any duty of confidentiality to your existing employer or any prior employer, or (2) any type of restrictive covenant, including without limitation any covenant not to compete, with your existing employer or any prior employer.

RLI is making this offer to you for employment for your knowledge and expertise and not for specific, confidential, competitive or proprietary information of your employer, any prior employer, or clients.  And further, this offer is being made in reliance upon your representation that no such specific, confidential, competitive or proprietary information of your existing employer, any prior employer, or clients has been taken by you or divulged by you to RLI.

Your estimated start date will be Thursday, September 01, 2011.Your annual base salary will be $330,000.00 ($12,692.31 bi-weekly). The RLI pay week runs from Sunday through Saturday. Paychecks are processed on a bi-weekly basis, with paychecks occurring every other Friday.  Pay is distributed six days after the end of the bi-weekly pay period, commonly referred to as “in arrears.” Salary and performance reviews for executives are conducted annually in May.

You will receive a $100,000.00 sign-on bonus, less tax withholdings and authorized deductions, paid in two installments. The first installment will be paid with your first paycheck following your start date and the second installment will be paid at the time annual incentives are paid in February, 2012.

You will be awarded 10,000 stock options as your 2011 long term incentive award with the price established on the first trading day of the month following your start date.  You are subject to the RLI Executive Stock Ownership Policy.  It is the Company’s belief that key executives, those few executives who impact the stock price based on their achievements, should hold significant amounts of Company stock. The value of all shares owned by you, including those held outright and in benefit plans, but excluding the value of stock options held, must equal or exceed 3 times your annual base salary.  You are encouraged to reach your stock ownership level within five years of your start date.  Until you reach your specified ownership level, you may not sell any net shares acquired through a long-term incentive grant.

For 2011, you are eligible to participate in the RLI Management Incentive Program (MIP), with a maximum bonus potential of 90.0% of earned wages, pro-rated for 2011 based on your start date. The MIP documents are included in Exhibit A.  You must be actively employed on the bonus payment date in February 2012 in order to receive an MIP payout for 2011.

Beginning in 2012, you will be eligible to participate in the Market Value Potential Executive Incentive Program (MVP Program). Payouts under the MVP Program are uncapped and are based on a participant’s award percentage and the level of MVP (growth in book value) earned over the long run.  Your award percentage will be established in 2012 and should allow you to earn 100% of your base salary or more if recent levels of financial performance are sustained and enhanced over the long run. As a transition to the MVP Program, for the years 2012 and 2013, you will be paid the greater of a bonus calculated under the MIP or MVP Program. Any amount paid under MIP will be deducted from your MVP bank.  Details on MVP are outlined in the MVP Executive Incentive Program Guideline (Exhibit B). Please note that the compensation committee of the RLI Board of Directors is currently reviewing the MVP Program and may make revisions to it for 2012, although we expect if any changes are made, the overall structure of the MVP Program will remain intact.

You will also be eligible to participate in the RLI Deferred Compensation Plan beginning in 2011. Details on the Deferred Compensation Plan are attached as Exhibit C.

As an employee of RLI, you are eligible to participate in our tax-qualified Employee Stock Ownership Plan (“ESOP”).  RLI’s success is grounded in a strong employee ownership culture that has been nurtured by RLI stock contributions to employees through the ESOP.  You are also eligible to participate in the RLI 401(k) plan.  Please refer Exhibit D for a detailed description of our ESOP and 401(k) plans.

Coverage for primary insurance benefits begins on the first day of the calendar month following date of hire, and include medical, dental, vision, short-term/long-term disability and group/optional life insurance programs.  RLI also offers the option of enrollment into a Flexible Spending Account in which you can allot pre-tax dollars for expenses relating to medical and/or dependent care. Exhibit E provides a summary of the benefits and employee premiums per month.

You are eligible for 217.5 hours/29 days of PTO (Paid Time Off), the maximum amount offered to RLI employees, which will be pro-rated according to date of hire the first year of employment.  You may carry over up to 5 days (37.5 hours) of PTO to the next calendar year.  Your PTO carry over balance may never exceed a total of 5 days (37.5 hours).  In addition to PTO, RLI observes eight national holidays.

It is our expectation that you relocate to the Peoria area within the first year of your start date.  Per our relocation policy (Exhibit F), you will receive assistance with house hunting trips, sale of old residence and purchase of new residence, temporary relocation, household goods relocation, etc.  All moving expenses reimbursed to you from RLI (except direct costs from a moving company) will be considered as

Federal and State taxable income and must be submitted to Human Resources for reimbursement on payroll.  Appropriate taxes will be payroll-deducted at your current rate of withholding as the expenses are incurred.  However, RLI will “gross up” the reimbursement at the supplemental federal and state income tax rates (25%) in order to offset some or all of the tax consequence.  Please be aware that moving expenses can be reimbursed to you on regular pay periods only due to tax rulings.  Expenses should be requested 10 days prior to the payroll to ensure a timely reimbursement.  All receipts and forms must be submitted prior to your one-year anniversary in order to receive reimbursement.

Please understand your employment with RLI is “at-will,” and you or RLI may discontinue the employment relationship at any time.  In addition, RLI reserves the right to amend or discontinue any of its benefits plans at any time. This offer letter represents the entire offer of employment to you and no other written or verbal promises of compensation of any form are valid.

RLI is required by federal law to verify the identity and work authorization of all new employees within three business days of employment.  Accordingly, please provide the appropriate document(s) on your first day of employment in order to satisfy the I9 Form.  A list of acceptable documents is provided in Exhibit G.  Failure to do so may result in disqualification of employment.

Tom, I believe that RLI will provide you with an excellent experience in your continued professional development.  I am certain that you will be a valuable addition to our company.  I look forward to receiving written confirmation of your acceptance of our offer and joining the team at RLI.  If you have any questions or need additional information, please feel free to contact me at (800) 331-4929.

Sincerely,

/s/ Jonathan E. Michael

Jonathan E. Michael
Chairman & CEO

Your signature below confirms your understanding and acceptance of all provisions of this offer.

/s/ Thomas L. Brown	7/21/2011
Thomas L. Brown	Date Signed